CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 20, 2025, relating to the financial statements of Phoenix Education Partners, Inc. appearing in the Annual Report on Form 10-K of Phoenix Education Partners, Inc. for the year ended August 31, 2025.

/s/ Deloitte & Touche LLP

Tempe, Arizona

February 26, 2026